Advaxis, Inc. Announces Pricing of $16 Million Public Offering

PRINCETON, N.J. (July 23, 2019) – Advaxis, Inc. (Nasdaq: ADXS) (the “Company”), a clinical-stage biotechnology company focused on the discovery, development and commercialization of immunotherapy products, today announced the pricing of an underwritten public offering of (i) 9,200,000 shares of common stock together with common stock warrants (the “common warrants”) to purchase 6,900,000 shares of common stock and (ii) 13,656,000 pre-funded warrants, with each pre-funded warrant exercisable for one share of common stock, together with common warrants to purchase 10,242,000 shares of common stock. The shares of common stock (or pre-funded warrants, as applicable) and accompanying common warrants are being sold together at a combined public offering price of $0.70 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant that the Company sells, the number of shares of common stock being offered will be reduced on a one-for-one basis. The common warrants will have an exercise price of $2.80 per share, will be immediately exercisable and will expire five years from the date of issuance. The common warrants also provide that if during the period of time between the date that is the earlier of (i) 30 days after issuance and (ii) if the Common Stock trades an aggregate of more than 35,000,000 shares after the pricing of this offering, and ending 15 months after issuance, the weighted-average price of common stock immediately prior to the exercise date is lower than the then-applicable exercise price per share, each warrant may be exercised, at the option of the holder, on a cashless basis for one share of common stock. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,450,000 shares of common stock and/or 1,087,500 common warrants to cover over-allotments, if any.

The gross offering proceeds to the Company from the offering, before deducting the underwriting discounts and commissions and other estimated offering expenses, and excluding the exercise of any warrants, are expected to be approximately $16 million. The offering is expected to close on or about July 25, 2019, subject to customary closing conditions.

The Company intends to use the net proceeds from this offering to fund its continued research and development initiatives in connection with its product pipeline including, but not limited to (i) investment in our ADXS- HOT program in both monotherapy and combination therapy and new cancer types; (ii) investment in ongoing clinical research in ADXS-PSA and ADXS-NEO, in combination therapy; and (iii) general corporate purposes.

A.G.P./Alliance Global Partners is acting as sole book-running manager for the offering.

A registration statement on Form S-1 (No. 333-232526) relating to the offering was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on July 22, 2019. The offering is being made only by means of a prospectus. A copy of the final prospectus relating to the offering will be filed with the SEC and may be obtained, when available, by contacting A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2060 or email: prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Advaxis

Advaxis is a clinical-stage biotechnology company focused on the discovery, development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable T cells to eliminate tumors. Advaxis has four programs in various stages of clinical development: ADXS-HPV for cervical cancer and head and neck cancer; ADXS-NEO, a personalized neoantigen-directed therapy for multiple cancers; ADXS-503 for non-small cell lung cancer, from its ADXS-HOT off-the-shelf neoantigen-directed program; and ADXS-PSA for prostate cancer.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management, including but not limited to statements related to the timing and completion of the proposed offering and the expected use of proceeds from the proposed offering. These and other risks are discussed in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K, filed on January 11, 2019, and its periodic reports on Form 10-Q and Form 8-K, as well as the risks identified in the registration statement and the preliminary prospectus supplement relating to the offering. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contact:

Tim McCarthy, LifeSci Advisors, LLC

tim@lifesciadvisors.com